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                                                                      EXHIBIT 11

                              ROWAN COMPANIES, INC.
                            COMPUTATION OF BASIC AND
                        DILUTED EARNINGS (LOSS) PER SHARE
                     (in thousands except per share amounts)


                                              For the Year Ended December 31
                                             ----------------------------------
                                               2000         1999         1998
                                             --------     --------     --------

Weighted average shares of common stock
   outstanding                                92,562       83,176       85,641
Stock options (treasury stock method)          1,007                       804
Shares issuable from assumed conversion of
   floating rate subordinated debentures       1,068                       844
                                             ----------------------------------
Weighted average shares for diluted
   earnings (loss) per share calculation      94,637       83,176       87,289
                                             ==================================

Net income (loss) for basic calculation      $70,213     $(9,666)     $124,460
Charges related to dilutive securities
                                             ----------------------------------
Net income (loss) for diluted calculation    $70,213     $(9,666)     $124,460
                                             ==================================

Basic earnings (loss) per share:             $   .76     $  (.12)     $   1.45
                                             ==================================

Diluted earnings (loss) per share:           $   .74     $  (.12)     $   1.43
                                             ==================================


   Note: Reference is made to Note 1 to Consolidated Financial Statements regarding computation of per share amounts.